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                                  [LETTERHEAD]


                                  EXHIBIT 23.1


Levine, Hughes & Mithuen, Inc.
6025 S. Quebec Street, Suite 375
Englewood, Colorado  80111

July 18, 2000

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sirs/Madams:

We have read the comments in Item 4 of Form 8-K of Sport Haley, Inc. (the Registrant) dated July 13, 2000 and have the following comments:

     -    With respect to paragraphs (ii) and (iv) we agree with the comments.

     - With respect to paragraphs (i) and (iii) we have no basis to agree or disagree with those statements.

     - As of the date of this letter there remained, incomplete, two years of a three year engagement contract.

Yours truly,

LEVINE, HUGHES & MITHUEN, INC.

/s/ Levine, Hughes & Mithuen, Inc.